Exhibit 10.30

McMoRan Exploration Co.

Executive Services Program

 (Replaces the Financial Counseling and Tax Return Preparation and Certification Program)

1. Purpose.  The McMoRan Exploration Co. Executive Services Program (the “Program”) is designed to enable the eligible participants to devote to the business activities of McMoRan Exploration Co. (the “Company”) or its subsidiaries the time and attention that such individual would otherwise have had to devote to their personal planning concerns.
2. Financial Counseling.  The Program contemplates the provision of professional counseling services in the area of personal financial and estate planning by an independent adviser selected by each participant.
3. Tax Return Preparation and Certification.  The Program contemplates the provision of professional assistance, by a public accounting firm selected by the participant, with the preparation and filing of personal income tax returns.
4. Club Memberships.  The Program contemplates the reimbursement of annual social and business club membership fees for certain Program participants for the primary purpose of facilitating business-related entertaining and networking. As of January 1, 2009, reimbursement of annual social and business club membership fees is not available to Program participants who are executive officers of the Company.
5. Long-Term Care Insurance.  The Program contemplates the reimbursement of all or a portion of the premiums relating to long-term care insurance for Program participants.
6. Administration.  The Program shall be administered by either Co-Chairman of the Board of the Company or either Co-Chairman’s designees who shall have full authority to interpret the Program and from time to time adopt rules and regulations for carrying out the

Program, subject to such directions as the Corporate Personnel Committee of the Company’s Board of Directors may give, either as general guidelines or in particular cases.
7. Eligibility for Participation.  Participation in the Program shall be offered to the Co-Chairmen of the Board, the President and Chief Executive Officer, and the Senior Vice Presidents of the Company, and, in addition to such participants, employees of the Company or any of its subsidiaries who may from time to time be selected by either Co-Chairman of the Board.  Participation in the Program is subject to an annual allowance per eligible participant and will generally continue through the year following each participant’s retirement unless otherwise determined by either Co-Chairman.
8. General Provisions.  The selection of any employee for participation in the Program shall not give such employee any right to be retained in the employ of the Company or any of its subsidiaries, and the right of the Company and of such subsidiary to dismiss or discharge any such employee is specifically reserved.  The benefits provided for employees under the Program shall be in addition to, and in no way preclude, other forms of compensation to or in respect of such employee.
9. Tax Gross-Up.  Except as provided below, the amount of fees paid pursuant to the Program for each participant can be grossed-up for Federal, State (where applicable), Social Security and Medicare taxes at the highest marginal tax rate.  The Company will pay the taxes directly to the respective agencies on behalf of participants.  Each participant’s earnings statement and W-2 will reflect the benefit paid on behalf of the participant under the Program and the associated tax gross-up as earnings.  The taxes paid on behalf of the participant will also be shown as withholdings.  The tax gross-up payment for reimbursements provided during a calendar year will be made before the end of that calendar year.  Effective January 1, 2009, the

Company will no longer provide tax gross-ups on the fees paid pursuant to the Program for participants who are executive officers of the Company, and effective December 31, 2009, the Company will no longer provide tax gross-ups on the fees paid pursuant to the Program for all other Program participants.
10. Section 409A.  This Program shall be interpreted to avoid any penalty sanctions under Section 409A of the Internal Revenue Code, as amended, and applicable Treasury Regulations and guidance thereunder (“Section 409A”).  The timing of any payment provided hereunder that is subject to Section 409A may not be accelerated unless permitted under Section 409A.  In no event shall a participant, directly or indirectly, designate the calendar year of payment.  All reimbursements and in-kind benefits provided under this Program shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (ii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
11. Amendment or Termination.  The Corporate Personnel Committee may from time to time amend or at any time terminate the Program.